Exhibit 99.2

                Secondary Offering of CB&I Common Stock Commences

    THE WOODLANDS, Texas--(BUSINESS WIRE)--Jan. 22, 2004--Chicago Bridge & Iron Company N.V. (NYSE:CBI) today announced a secondary public offering of approximately 6.1 million shares of its common stock. All of the shares are being offered by First Reserve Fund VIII, L.P. This offering will not increase the number of CB&I shares outstanding, and CB&I will not receive any proceeds from the offering. Credit Suisse First Boston LLC is acting as the sole underwriter for the offering. The shares are being sold pursuant to an effective shelf registration statement that was previously filed with the U.S. Securities and Exchange Commission.
    This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus supplement relating to the secondary offering may be obtained when available from Credit Suisse First Boston Prospectus Department, 1 Madison Avenue, New York, NY 10010-3629, 212-325-2580.
    CB&I is a global specialty engineering, procurement and construction (EPC) company serving customers in several primary end markets, including hydrocarbon exploration, production and refining; natural gas; water; and the energy sector in general. We offer a complete package of design, engineering, fabrication, construction and maintenance services. Our projects include hydrocarbon processing plants, LNG terminals and peak shaving plants, offshore structures, pipelines, bulk liquid terminals, water storage and treatment facilities, and other steel structures and their associated systems. Information about CB&I is available at www.CBIepc.com.


    CONTACT: CB&I, The Woodlands
             Media: Bruce Steimle, 832-513-1111
             or
             Analysts: Marty Spake, 832-513-1245